Exhibit 99.1

The Container Store Group, Inc., Announces

First Quarter 2014 Financial Results

Coppell, TX — July 8, 2014 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the first quarter ended May 31, 2014.

“Net sales were $173.4 million in first quarter, an increase of 8.6% over first quarter of fiscal 2013.  We thought our sluggish sales were all because of weather and calendar shifts that began last November and continued into the spring, but now we’ve come to realize it’s more than weather and calendar.  Consistent with so many of our fellow retailers, we are experiencing a retail ‘funk’.  Our comparable store sales declined 0.8%, in the first quarter.” said Kip Tindell, Chairman and Chief Executive Officer.   “It is important to remember that historically first quarter at The Container Store is by far our lowest from both a sales and profitability standpoint. Simply put, it represents less than zero percent of our annual earnings.  So we’re disappointed with the first quarter, but the first quarter has very little impact on our full year earnings results.”

Tindell added, “We are confident that customer enthusiasm for our brand, and employee morale are at all time highs, yet we continue to experience slight traffic declines in this surprisingly tepid retail environment.  While consumers are buying homes and automobiles and even high ticket furniture, most segments of retail are, like us, seeing more challenging sales than we had hoped early in 2014 — so we’re not alone in this. We believe we’ll have a slight improvement in the second and third quarters.  But we are very much looking forward to the fourth quarter as we comp against the worst weather we had in our history last year and believe we will see marked improvement in our sales trends.  Historically over 60% of our profitability has been derived in the fourth quarter, so from a profitability perspective fourth quarter is very important for us.”

“We were pleased that during our first quarter, in order to preserve our brand and to protect gross margin, we didn’t accelerate our promotional levels in what continues to be an incredibly promotional consumer environment.  And we continue to be proud of our average ticket growth and the service that our wonderful employees provide our customers every day.  We’re adept at offsetting occasional traffic declines with average ticket growth — last year our comparable average ticket increased a robust 5.6%, and the previous year we increased comparable average ticket 4.2%.  All of our employees are so proud of our ability to do this. We have crafted and continue to craft ways to energize traffic, increase customer engagement, maximize sales and drive profitability with things like our new loyalty program  POP!, our ATHOME personalized organization service and a thrilling new luxury, custom, solid closet collection.  We believe these initiatives, along with our everyday focus on solutions-based selling, will help us turn a slight traffic decline into slight traffic increases.”

The Container Store announced that it will launch a brand new, exclusive custom solid drawer and shelving closet solution this year.  The new product will be a higher end offering than its current assortment and will provide customers with custom-built solutions crafted from the highest quality materials and with a variety of choices in wood grain finishes and extras including lighting and storage options for shoes, jewelry and handbags. The new closet collection will be custom and made to order and will include the service of the retailer’s in-store expert salespeople, ATHOME organizers, and its installation services.

“Our customers have been asking for an even more luxurious closet offering as they think about their dream closet, which has become an area of the home that they want to be a well-appointed, beautifully designed reflection of their style, while remaining extremely functional and efficient.  Many customers want a more custom-built look. And this new collection is just that — a quality, custom closet with all of the accoutrements and customer service you’d expect from us,” said Tindell.  “We are very optimistic that this collection and service will appeal to our loyal customers, but also attract new customers to our brand. We expect that the average ticket on our new closet collection will be even higher than the over $2,000 current average ticket we have experienced with our ATHOME service, and therefore believe it will contribute very meaningfully to comparable store sales increases in the longer term. We believe this could be a game changer for us.”

The Container Store’s new solid drawer and shelving closet collection will pilot late this fall in its seven stores in the Dallas/Fort Worth Metroplex with planned rollout to the rest of its stores beginning in the spring of 2015.

Additionally, The Container Store has expanded the rollout of its ATHOME personalized in-home organization and design service beyond the Texas market, having successfully just launched the service in its Manhattan locations.  The Company plans to bring this service to additional markets such as Los Angeles, Chicago and the Washington-DC market by the end of this calendar year, with rollout to the rest of its stores in 2015.  The Company noted that the average ticket for its ATHOME service is in excess of $2,000 compared to its store average ticket of approximately $60.

As of tomorrow, the Company will have completed the launch of its new customer engagement program POP! (Perfectly Organized Perks) in all of its stores.  In addition to being able to sign up at any store location, customers across the country can also become a “POP! Star” by enrolling online at containerstore.com.

The Container Store opened three new stores in the first quarter in King of Prussia, PA, a second store in the Seattle area and its first Rhode Island store located in the Providence area.  The Company today also announced the location for an additional store in the Phoenix, AZ, market that will contribute to its 12% minimum square footage growth in fiscal 2014.

“Last quarter we announced we’re accelerating our annual square footage growth from 10% to 12% and we’re excited we’re able to add an eighth new store to achieve that 12% minimum square footage growth even in this fiscal year.  Our average first year, four wall Adjusted EBITDA margin on new stores has averaged 23% and our invested capital has seen a payback of about 2 ½ years,” Tindell said.

Remaining Store Openings for Fiscal 2014

•        Relocation of Oakbrook, IL (Opened June 28th)

•        Los Angeles, CA (Farmer’s Market at the Grove) (Opening August 9th)

•        Salt Lake City area in Murray, UT (Fashion Place Mall)  (Opening  October 18th)

•        Chicago, IL (South Loop area at the Roosevelt Collection) (Opening  November 15th)

•        Phoenix area in Glendale, AZ (Arrowhead Towne Center) (Opening January 31st, 2015)

First Quarter 2014 Results

For the first quarter ended May 31, 2014, on a consolidated basis:

•                  Net sales were $173.4 million, up 8.6% as compared to the first quarter of fiscal 2013.  Net sales in The Container Store retail business were $149.7 million, up 8.9% as compared to the first quarter of fiscal 2013. The increase in net sales was driven by new store sales and the extension of Our Annual elfa® Sale in the fourth quarter of fiscal 2013, which led to an increase in merchandise delivered to customers during the first quarter of fiscal 2014 as compared to the first quarter of fiscal 2013.  This more than offset the comparable store sales operating measure decline of 0.8%.  Elfa third party sales increased 7.0% during the first quarter of fiscal 2014, as compared to the first quarter of fiscal 2013.

•                  Gross margin was 58.1%, a decrease of 30 basis points compared to the first quarter of fiscal 2013.  This decline in gross margin was primarily due to an increase in discounted merchandise delivered to customers in the first quarter of fiscal 2014 due to the extension of Our Annual elfa® Sale in the fourth quarter of fiscal 2013 and, to a lesser extent, the appreciation of the Swedish krona to the US dollar.  These declines were partially offset by improved margins at Elfa primarily due to improved leverage of fixed costs during the quarter.

•                  Selling, general and administrative expenses (“SG&A”) increased by 9.3% to $91.2 million from $83.4 million in the first quarter of fiscal 2013. SG&A as a percentage of net sales increased 30 basis points primarily due to ongoing costs incurred related to becoming a public company, as well as preparation for future growth and strategic initiatives.

•                  The Company ended the quarter with 66 stores in 24 states and the District of Columbia.  The Company opened three new stores in the first quarter of fiscal 2014, as compared to two new stores in the first quarter of fiscal 2013.

•                  Net interest expense decreased to $4.3 million from $5.6 million in the first quarter of fiscal 2013.

•                  The effective tax rate for the first quarter of fiscal 2014 was 35.0%, as compared to 29.6% in the first quarter of fiscal 2013.  The increase in the effective tax rate is primarily due to a shift in the mix of projected domestic and foreign earnings, as well as fluctuations in the valuation allowance recorded against domestic earnings in the first quarter of fiscal 2013.  In our calculation of adjusted net loss, the effective tax rate for the first quarter of fiscal 2014 was 35.0%, as compared to 40.7% in the first quarter of fiscal 2013.

•                  U.S. generally accepted accounting principles (“GAAP”) net loss was $3.6 million in the first quarter of fiscal 2014 compared to $4.8 million in the first quarter of fiscal 2013. After considering distributions accumulated to preferred shareholders of zero and $22.3 million in the first quarters of fiscal 2014 and fiscal 2013, respectively, net loss per diluted common share was $0.07 in the first quarter of fiscal 2014 compared to $9.25 in the first quarter of fiscal 2013.

•                  Adjusted net loss was $3.6 million or $0.07 per adjusted diluted common share compared to $3.2 million or $0.07 per adjusted diluted common share for the first quarter of fiscal 2013, which excludes certain items that we do not consider in the evaluation of ongoing operating performance, including IPO-related expenses, certain restructuring charges, and loss on extinguishment of debt (see GAAP/Non-GAAP reconciliation table at the end of this release).

•                  Adjusted EBITDA was $10.2 million compared to $10.6 million in the first quarter of fiscal 2013 (see GAAP/Non-GAAP reconciliation table).

Balance sheet highlights as of May 31, 2014:

•                                          Cash: $8.6 million

•                                          Total debt: $361.6 million

•                                          Total liquidity (cash plus availability on revolving credit facilities of $60.2 million): $68.8 million

Outlook

The Company announced the opening of an additional eighth store location for fiscal 2014, in the Phoenix, AZ market on January 31, 2015 to achieve its targeted 12% minimum square footage growth.  This additional store will have a limited timeframe to generate sales in the fiscal year, but will record all grand opening expenses in fiscal 2014 and as such is expected to reduce current year net income per diluted common share by approximately $0.02.  The Company is updating annual fiscal 2014 guidance as follows:

Full fiscal 2014 consolidated net sales are expected to be $820 to $830 million based on announced store openings and an increase in comparable store sales of 1.5% - 2.5%. Net income is expected to be $0.49 to $0.54 per diluted common share based on estimated diluted common shares outstanding of 49 million.  This assumes a tax rate of approximately 38.8% for the full year.  Adjusted EBITDA is expected to be $98 to $102 million.

The Company also expects comparable store sales to be flat to slightly positive in the second and third quarters of fiscal 2014, and to increase in the mid single digit range in the fourth quarter of fiscal 2014.

Conference Call Information

A conference call to discuss first quarter fiscal 2014 financial results is scheduled for today, July 8, 2014, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at www.containerstore.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (877) 870-5176 (international replay number is (858) 384-5517. The pin number to access the telephone replay is 13585258. The replay will be available through July 15, 2014 at 11:59 pm. Eastern Time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding: our beliefs about customer enthusiasm for our brand and employee morale, anticipated financial performance and liquidity, initiatives and solutions we believe provide significant opportunities for our business, expectations regarding the expansion of the personalized in-home organization and design service, expectations regarding the new custom solid closet collection, expectations for new store openings, and expectations regarding our ability to meet annual square footage growth guidance.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: overall decline in the health of the economy, consumer spending, and the housing market; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; our failure to achieve or maintain profitability; our dependence on a single distribution center for all of our stores; our vulnerability to natural disasters and other unexpected events; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to locate available retail store sites on terms acceptable to us; our inability to maintain sufficient levels of cash flow to meet growth expectations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; fluctuations in currency exchange rates; our inability to effectively manage our online sales; competition from other stores and internet based competition; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti bribery and anti kickback laws; and our indebtedness may restrict our current and future operations.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on May 28, 2014, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store is the nation’s leading retailer of storage and organization products and the only retailer solely devoted to the storage and organization category of retailing. The Company originated the concept of storage and organization retailing when it opened its first store in 1978. Today, the retailer has 66 store locations nationwide that each average 25,000 square feet.  The Container Store has over 10,000 products to help customers save space and, ultimately, save them time. As the pace of modern life accelerates and being organized is not a luxury anymore but a necessity, The Container Store is devoted to making customers more productive, relaxed and happier by selling customized, complete solutions.  Since its inception, the retailer has nurtured an employee-first culture and couples its one-of-kind product collection with a high level of customer service delivered by its highly trained organization experts.  The Company has been named to FORTUNE magazine’s 100 Best Companies To Work For® — 15 years in a row. Visit www.containerstore.com for more information about store locations, the product collection and services offered. To find out more about The Container Store’s unique culture, Foundation PrinciplesTM and devotion to Conscious Capitalism®, visit the retailer’s blog at www.whatwestandfor.com.

Investors:

ICR, Inc.
Farah Soi/Anne Rakunas, 203.682.8200
Farah.Soi@icrinc.com

or

Media:

The Container Store
Casey Shilling, 972.538.6621
casey@containerstore.com

The Container Store Group, Inc.

Consolidated balance sheets (unaudited)

	May 31,	March 1,	June 1,
(In thousands, except share and per share amounts)	2014	2014	2013
Assets
Current assets:
Cash	$ 8,610	$ 18,046	$ 13,703
Accounts receivable, net	29,267	32,273	23,087
Inventory	94,626	85,595	91,150
Prepaid expenses	7,953	14,121	6,587
Forward contracts	-	-	329
Deferred tax assets, net	3,967	3,967	855
Other current assets	11,558	10,405	10,515
Total current assets	155,981	164,407	146,226
Noncurrent assets:
Property and equipment, net	164,779	161,431	141,402
Goodwill	202,815	202,815	202,815
Trade names	240,021	242,290	240,528
Deferred financing costs, net	9,210	9,699	10,633
Noncurrent deferred tax assets, net	1,179	1,323	1,667
Other assets	1,211	1,184	881
Total noncurrent assets	619,215	618,742	597,926
Total assets	$ 775,196	$ 783,149	$ 744,152

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$ 47,846	$ 49,282	$ 47,291
Accrued liabilities	54,420	60,496	47,846
Revolving lines of credit	23,529	16,033	18,178
Current portion of long-term debt	5,741	7,527	9,769
Income taxes payable	640	3,474	379
Deferred tax liabilities, net	29	29	43
Total current liabilities	132,205	136,841	123,506
Noncurrent liabilities:
Long-term debt	332,306	327,724	368,102
Noncurrent deferred tax liabilities, net	82,638	85,442	86,620
Deferred rent and other long-term liabilities	36,354	35,956	30,116
Total noncurrent liabilities	451,298	449,122	484,838
Total liabilities	583,503	585,963	608,344

Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized, 47,974,829 shares issued and outstanding at May 31, 2014; 250,000,000 shares authorized, 47,941,180 shares issued and outstanding at March 1, 2014; 3,528,280 shares authorized, 2,942,326 shares issued and 2,929,466 shares outstanding at June 1, 2013	480	479	29
Preferred stock, $0.01 par value:
Senior cumulative; no shares authorized, issued or outstanding at May 31, 2014 and March 1, 2014; 250,000 shares authorized, 202,480 shares issued and 202,196 shares outstanding at June 1, 2013	-	-	2
Junior cumulative; no shares authorized, issued or outstanding at May 31, 2014 and March 1, 2014; 250,000 shares authorized, 202,480 shares issued and 202,196 shares outstanding at June 1, 2013	-	-	2
Additional paid-in capital	854,174	853,295	455,346
Accumulated other comprehensive (loss) income	(1,111)	1,683	(158)
Retained deficit	(661,850)	(658,271)	(318,626)
Treasury stock, no shares at May 31, 2014 and March 1, 2014;13,426 shares at June 1, 2013	-	-	(787)
Total shareholders’ equity	191,693	197,186	135,808
Total liabilities and shareholders’ equity	$ 775,196	$ 783,149	$ 744,152

The Container Store Group, Inc.

Consolidated statements of operations (unaudited)

(In thousands, except share and
per share amounts)	Thirteen Weeks Ended
	May 31, 2014	June 1, 2013
Net sales	$ 173,438	$ 159,645
Cost of sales (excluding depreciation and amortization)	72,586	66,441
Gross profit	100,852	93,204
Selling, general, and administrative expenses (excluding depreciation and amortization)	91,189	83,449
Pre-opening costs	2,987	1,962
Depreciation and amortization	7,256	7,470
Restructuring charges	-	241
Other expenses	525	219
Loss on disposal of assets	100	22
Loss from operations	(1,205)	(159)
Interest expense, net	4,302	5,555
Loss on extinguishment of debt	-	1,101
Loss before taxes	(5,507)	(6,815)
Benefit for income taxes	(1,928)	(2,020)
Net loss	$ (3,579)	$ (4,795)
Less: Distributions accumulated to preferred shareholders	-	(22,299)
Net loss available to common shareholders	$ (3,579)	$ (27,094)
Basic and diluted net loss per common share	$ (0.07)	$ (9.25)
Weighted-average common shares outstanding - basic and diluted	47,946,616	2,929,468

The Container Store Group, Inc.

Consolidated statements of cash

flows (unaudited)

	Thirteen Weeks Ended	Thirteen Weeks Ended
(In thousands)	May 31, 2014	June 1, 2013
Operating activities
Net loss	$ (3,579)	$ (4,795)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,256	7,470
Stock-based compensation	277	99
Excess tax benefit from stock-based compensation	(15)	-
Loss on disposal of property and equipment	100	22
Deferred tax benefit	(2,106)	(1,791)
Noncash refinancing expense	-	723
Noncash interest	489	434
Changes in operating assets and liabilities:
Accounts receivable	2,558	2,090
Inventory	(9,728)	(9,523)
Prepaid expenses and other assets	5,369	5,076
Accounts payable and accrued liabilities	(5,489)	(4,205)
Income taxes payable	(3,340)	(3,128)
Other noncurrent liabilities	445	255
Net cash used in operating activities	(7,763)	(7,273)

Investing activities
Additions to property and equipment	(13,418)	(9,450)
Proceeds from sale of property and equipment	-	388
Net cash used in investing activities	(13,418)	(9,062)

Financing activities
Borrowings on revolving lines of credit	18,334	16,334
Payments on revolving lines of credit	(9,961)	(11,205)
Borrowings on long-term debt	8,000	95,000
Payments on long-term debt	(5,172)	(2,203)
Payment of debt issuance costs	-	(3,046)
Proceeds from the exercise of stock options	587	-
Excess tax benefit from stock-based compensation	15	-
Payment of distributions to preferred shareholders	-	(90,000)
Net cash provided by financing activities	11,803	4,880

Effect of exchange rate changes on cash	(58)	(193)
Net decrease in cash	(9,436)	(11,648)
Cash at beginning of period	18,046	25,351
Cash at end of period	$ 8,610	$ 13,703

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except share and per share amounts)

(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net loss and adjusted net loss per diluted common share with the most directly comparable GAAP financial measures of GAAP net loss available to common shareholders and GAAP net loss per diluted common share.

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	May 31, 2014	June 1, 2013
Numerator:
Net loss available to common shareholders	$ (3,579)	$ (27,094)
Distributions accumulated to preferred shareholders	-	22,299
IPO costs	-	56
Restructuring charges	-	241
Loss on extinguishment of debt	-	1,101
Taxes	-	183
Adjusted net loss	$ (3,579)	$ (3,214)

Denominator:
Weighted average common shares outstanding – diluted	47,946,616	2,929,468
Adjust weighting factor of outstanding shares	28,213	45,045,361
Adjusted weighted average common shares outstanding - diluted	47,974,829	47,974,829

Adjusted net loss per diluted common share	$ (0.07)	$ (0.07)

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net loss.

	Thirteen Weeks Ended
	May 31, 2014	June 1, 2013
Net loss	$ (3,579)	$ (4,795)
Depreciation and amortization	7,256	7,470
Interest expense, net	4,302	5,555
Income tax benefit	(1,928)	(2,020)
EBITDA	$ 6,051	$ 6,210
Management fees	-	250
Pre-opening costs	2,987	1,962
IPO costs	-	56
Noncash rent	410	391
Restructuring charges	-	241
Stock-based compensation	277	99
Loss on extinguishment of debt	-	1,101
Foreign exchange (gains) losses	(72)	94
Other adjustments	549	187
Adjusted EBITDA	$ 10,202	$ 10,591

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net loss, adjusted net loss per diluted common share, and Adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a meaningful evaluation of its fiscal 2014 quarterly diluted income per common share and actual results on a comparable basis with its fiscal 2013 quarterly results. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.